UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.            )

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COMMUNITY HEALTHCARE TRUST INCORPORATED
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On April 19, 2023, Community Healthcare Trust Incorporated (the “Company”) made available to stockholders the following communication in connection with its 2023 Annual Meeting of Stockholders to be held on May 4, 2023. The Company filed a proxy statement with the Securities and Exchange Commission on March 16, 2023 describing the matters to be voted on at the 2023 Annual Meeting. This communication should be read in conjunction with the proxy statement.

Dear Stockholder:

This letter addresses an advisory report issued by the proxy advisory firm Institutional Shareholder Services (“ISS”) on April 14, 2023, regarding the Company’s 2023 Annual Meeting of Stockholders scheduled for May 4, 2023. In its report, ISS recommends that our stockholders vote against the non-binding advisory vote on executive compensation (also known as “say-on-pay”). We respectfully disagree with ISS’s recommendation for the reasons outlined below and recommend you vote FOR the non-binding advisory vote on executive compensation.

Since our IPO, all named executive officers (“NEOs”) have taken 100% of all their compensation – salary, bonus and long-term incentive – in restricted common stock with 8-year cliff vesting and significant risk of forfeiture. We believe our stockholders like our management and employees taking their compensation in the form of restricted common stock with long-term vesting and significant risk of forfeiture. Other than annual raises, our NEO compensation system is the same it has been since the Company’s inception.

Although ISS cites Chief Executive Officer (“CEO”) pay being 2x that of median ISS peers as justification for pay-for-performance misalignment, their analysis doesn’t take into account the strong alignment created by taking 100% of that compensation in stock with 8-year cliff vesting. Further, ISS did not incorporate the newly required Pay for Performance Table in their analysis which clearly shows how share performance impacts overall compensation.

As disclosed in the table, the CEO’s adjusted compensation for 2022 was $1,654,573. See below:

	2022	2021	2020
Summary Compensation Table Total	$4,540,328	$4,788,861	$3,737,563
Deduction for Amounts Reported under the "Stock Awards" Column in the SCT	(2,820,373)	(3,164,711)	(2,530,931)
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year End	2,450,331	3,055,580	2,504,933
Increase (Deduction) for Change in Fair Value from Prior Year End to Current Year End of Awards Granted in Prior Years that were Outstanding and Unvested as of Year End	(3,471,338)	38,081	785,536
Increase based on Dividends or Other Earnings Paid during the year prior to Vesting Date of Award	955,625	754,706	585,103
Total Adjustments	(2,885,755)	683,656	1,344,641
Compensation Actually Paid	$1,654,573	$5,472,517	$5,082,204

It should be noted that with Timothy Wallace’s passing, and separation of the Chairman and CEO roles, the new CEO’s salary is now $647,250 which is closer to ISS peers.

We remain proud of the many best practices we have incorporated into our compensation programs over the years to reward performance and align executives’ interests with our stockholders. We believe stock compensation with substantial risk of forfeiture is the best way to align pay with long term performance.

We urge you to vote FOR Proposal 2 - the non-binding advisory vote on executive compensation.